EXHIBIT 99.1

                                  News Release

BW Account Number: 1079001

Date:                    January 19, 2005 11:30 A.M., EST
Contact:                 James L. Saner, Sr., President & CEO
                         Mainsource Financial Group (812) 663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
          Announces Earnings for the Fourth Quarter and Full Year 2004


o        Stock Price Up 22.7% in 2004
o        Full Year Net Income of $16.8 Million, Up 9.7% vs. 2003
o        Full Year Operating Earnings Per Share Up 10.2%
o        Full Year ROE of 14.70%
o        Full Year ROA of 1.13%
o        Cash Dividends Increase 9.4% in 2004

Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited results for the fourth quarter and twelve months ended December 31, 2004. The Company reported fourth quarter earnings per share of $0.37, which represents a 2.6% decrease over the $0.38 per share reported in the fourth quarter of 2003. However, as previously announced in September 2004, during the fourth quarter of 2004, the Company incurred approximately $650,000 of restructuring costs, which equates to $.03 per share after tax, related to the consolidation of its Indiana charters and the name change of its Illinois affiliate. Excluding these costs, earnings per share would have been $0.40 for the fourth quarter of 2004, which would have represented a 5.3% increase over the same quarter a year ago.

For the twelve months ended December 31, 2004, the Company reported earnings per share of $1.48 compared to $1.37 for 2003, which represents a 8.0% increase. Excluding the aforementioned restructuring costs, operating earnings per share would have been $1.51, a 10.2% increase over 2003 results. Net income for the twelve months ended December 31, 2004 was $16,793,000, or 9.7% over the $15,305,000 of net income in 2003.

During 2004, the Company once again realized significant appreciation in its stock price. After accounting for the five percent stock dividend declared in December 2004, the Company's stock price rose 22.7% from a price of $19.47 at December 31, 2003 to $23.88 at December 31, 2004. For the full year 2004, the Company paid cash dividends of $0.476 per share, which was an increase of 9.4% compared to 2003.

Mr. Saner stated, "MainSource Financial continues to achieve consistent increases in earnings. Our return on shareholders' equity of 14.70% and double-digit operating earnings per share growth for the fifth consecutive year represents the predictability our investors have come to expect. Over the past five years, earnings per share increased at a compounded annual rate of 15.4%. We are very proud of our achievements and believe the future to be very bright for our Company to continue its success".

Mr. Saner added, "Our primary goal is to reward shareholders while at the same time provide top quality service to our customers. We will remain focused in 2005 on developing and strengthening customer relationships. This continued focus on customer relationships as well as an emphasis on improving credit quality positions us well for continued success in 2005."

4TH QUARTER RESULTS

NET INTEREST INCOME
Net interest income was $12.7 million for the fourth quarter of 2004, which represents an increase of 10.9% versus the fourth quarter of 2003. The increase was due primarily to the acquisition of Peoples Trust Company in June 2004. Net interest margin, on a fully-taxable equivalent basis, was 3.76% for the fourth quarter of 2004 versus 3.64% for the fourth quarter of 2003. The Company's yield on earnings assets increased by approximately 10 basis points while its cost of funds remained relatively flat.

NON-INTEREST INCOME
The Company's non-interest income increased to $4.9 million for the fourth quarter of 2004 compared to $4.7 million for the same period in 2003, an increase of 4.3%. The increase was primarily attributable to the acquisition of Peoples Trust.

NON-INTEREST EXPENSE
The Company's non-interest expense was $11.6 million for the fourth quarter of 2004 compared to $10.2 million for the same period in 2003, an increase of 13.7%. The increase was primarily attributable to the acquisition of Peoples Trust and the aforementioned $650,000 of restructuring costs related to the consolidation of the Company's Indiana charters and the name change of its Illinois affiliate. Under the restructuring plan, which was announced in September 2004, the Company expects to incur a total of $1.2 million in total pre-tax costs with the remainder of these expenses expected to be incurred in the first and third quarters of 2005.


FULL YEAR RESULTS

ROE AND ROA
Key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 14.70% for 2004 while return on average assets was 1.13%.

NET INTEREST INCOME
Net interest income was $50.0 million for the full year 2004, which represents an increase of 13.0% versus 2003. Net interest margin, on a fully-taxable equivalent basis, was 3.83% for 2004 compared to 3.73% for the same period a year ago.

NON-INTEREST INCOME
Non-interest income was relatively flat at $19.5 million for 2004 compared to $19.4 million for the same period in 2003. The acquisition of Peoples Trust and increased service charge income related to the Company's overdraft program were offset by decreases in mortgage banking activity and lower gains on sales of investment securities. Mortgage banking income was $3.2 million in 2004 versus $5.7 million in 2003, a decrease of 43.9%. As the level of refinancings declined throughout the year, the Company anticipated this decrease in income.

NON-INTEREST EXPENSE
Non-interest expense for 2004 was $45.9 million and increased by 13.4% compared to 2003. This increase was due primarily to the acquisition of Peoples Trust and the aforementioned restructuring costs.

BALANCE SHEET
As of December 31, 2004 the Company had total assets of $1.5 billion compared to $1.4 billion as of year-end 2003. Excluding the acquisition of Peoples Trust, the Company's loan portfolio remained relatively flat year over year as the increase in the consumer loan portfolio was primarily offset by the decrease in the Company's commercial and in-house mortgage loan portfolio. As of December 31, 2004, the Company serviced $500 million of residential real estate loans which have been sold to the secondary market.

ASSET QUALITY
Non-performing assets were $15.7 million as of December 31, 2004 compared to $17.3 million as of December 31, 2003 and represented 1.02% of total assets at December 31, 2004 versus 1.20% one year ago. Net charge-offs for 2004 equaled 0.24% of average outstanding loans compared to 0.18% for 2003. The Company's allowance for loan losses as a percent of total outstanding loans was 1.26% as of December 31, 2004 compared to 1.35% as of December 31, 2003.

                           MAINSOURCE FINANCIAL GROUP
                                   (unaudited)
                  (Dollars in thousands except per share data)

Income Statement Summary                               Three months ended Dec. 31        Twelve months ended Dec. 31
                                                     -----------------------------      -----------------------------
                                                         2004             2003              2004             2003
                                                     ------------     ------------      ------------     ------------
Interest Income                                      $     18,635     $     17,133      $     71,841     $     67,605
Interest Expense                                            5,889            5,639            21,839           23,373
                                                     ------------     ------------      ------------     ------------
Net Interest Income                                        12,746           11,494            50,002           44,232
Provision for Loan Losses                                     270             (225)              600            1,325
Noninterest Income:
      Insurance commissions                                   548              538             2,643            2,400
      Mortgage banking                                        779              851             3,198            5,671
      Service charges on deposit accounts                   1,723            1,612             6,912            5,092
      Gain (loss) on sales of securities                      174               (1)              991            1,300
      Other                                                 1,629            1,674             5,800            4,980
                                                     ------------     ------------      ------------     ------------
                Total Noninterest Income                    4,853            4,674            19,544           19,443
Noninterest Expense:
      Employee                                              5,943            5,369            25,411           22,421
      Occupancy                                               821              719             3,165            2,753
      Equipment                                             1,038              891             3,949            3,488
      Intangible amortization                                 297              234             1,059              909
      Other                                                 3,475            2,969            12,296           10,877
                                                     ------------     ------------      ------------     ------------
                Total Noninterest Expense                  11,574           10,182            45,880           40,448
Earnings Before Income Taxes                                5,755            6,211            23,066           21,902
Provision for Income Taxes                                  1,522            1,994             6,273            6,597
                                                     ------------     ------------      ------------     ------------
Net Income                                           $      4,233     $      4,217      $     16,793     $     15,305
                                                     ============     ============      ============     ============


Average Balance Sheet Data                             Three months ended Dec. 31        Twelve months ended Dec. 31
                                                     -----------------------------      -----------------------------
                                                         2004             2003              2004             2003
                                                     ------------     ------------      ------------     ------------
Gross Loans                                          $    928,424     $    846,850      $    899,478     $    800,580
Earning Assets                                          1,382,378        1,284,988         1,341,558        1,223,116
Total Assets                                            1,543,318        1,423,045         1,488,866        1,342,119
Noninterest Bearing Deposits                              144,783          121,990           131,110          111,480
Interest Bearing Deposits                               1,121,392        1,059,790         1,072,997        1,002,931
Total Interest Bearing Liabilities                      1,257,692        1,186,927         1,230,570        1,116,047
Shareholders' Equity                                      122,640          103,325           114,215          101,579


Per Share Data                                         Three months ended Dec. 31        Twelve months ended Dec. 31
                                                     -----------------------------      -----------------------------
                                                         2004             2003              2004             2003
                                                     ------------     ------------      ------------     ------------
Diluted Earnings Per Share                           $       0.37     $       0.38      $       1.48     $       1.37
Cash Dividends Per Share                                    0.124            0.109             0.476            0.435
Market Value - High                                         26.47            20.17             26.47            20.17
Market Value - Low                                          19.27            16.17             16.48            13.61
Average Outstanding Shares                             11,538,960       11,128,507        11,355,665       11,157,943


Key Ratios                                             Three months ended Dec. 31        Twelve months ended Dec. 31
                                                     -----------------------------      -----------------------------
                                                         2004             2003              2004             2003
                                                     ------------     ------------      ------------     ------------
Return on Average Assets                                     1.09%            1.18%             1.13%            1.14%
Return on Average Equity                                    13.69%           16.19%            14.70%           15.07%
Net Interest Margin                                          3.76%            3.64%             3.83%            3.73%
Efficiency Ratio                                            64.50%           61.87%            64.63%           62.52%
Net Overhead to Average Assets                               1.73%            1.54%             1.77%            1.56%


Balance Sheet Highlights
As of December 31                                        2004             2003
                                                     ------------     ------------
Total Loans (Excluding Loans Held for Sale)          $    929,005     $    855,471
Allowance for Loan Losses                                  11,698           11,509
Total Securities                                          428,500          425,542
Goodwill and Intangible Assets                             47,071           41,394
Total Assets                                            1,548,917        1,442,729
Noninterest Bearing Deposits                              145,878          127,100
Interest Bearing Deposits                               1,080,713        1,064,210
Other Borrowings                                          186,654          132,657
Shareholders' Equity                                      123,204          105,424


Other Balance Sheet Data
As of December 31                                        2004             2003
                                                     ------------     ------------
Book Value Per Share                                 $      10.68     $       9.47
Loan Loss Reserve to Loans                                   1.26%            1.35%
Nonperforming Assets to Total Assets                         1.02%            1.20%
Outstanding Shares                                     11,534,377       11,136,000


Asset Quality
As of December 31                                        2004             2003
                                                     ------------     ------------
Loans Past Due 90 Days or More and Still Accruing    $        431     $        196
Non-accrual Loans                                          13,611           14,626
Other Real Estate Owned                                     1,690            2,428
                                                     ------------     ------------
Total Nonperforming Assets                           $     15,732     $     17,250

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial holding company with assets of $1.5 billion. Through its four banking subsidiaries, MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; Peoples Trust Company, Linton, Indiana; and MainSource Bank of Illinois, Kankakee, Illinois; it operates 56 offices in 22 Indiana counties and six offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates eight offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.